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FOR IMMEDIATE RELEASE

     For Additional Information Contact:
     David B. Barbour, President and Chief Executive Officer
     Lisah Frazier, Vice President, Treasurer and Chief Financial
      Officer
     (606) 325-4789
     Fax (606) 324-1307

      CLASSIC BANCSHARES, INC ANNOUNCES THIRD QUARTER ENDING
DECEMBER 31, 1996 EARNINGS, DECLARES CASH DIVIDEND, AND ANNOUNCES
  FILING OF NOTICE WITH OTS TO INITIATE STOCK REPURCHASE PROGRAM


     Ashland, Kentucky -- January 22, 1997 -- Classic Bancshares, Inc.
(NASDAQ - CLAS) had net income for the third quarter ended December 31, 1996 of $258,000 compared to net income in the same quarter of 1995 of $163,000. For the nine month period ended December 31, 1996, net income was $292,000 as compared to net income of $190,000 for the same period in 1995. Return on average assets was .8% for the quarter ended December 31, 1996 compared to .3% for the same period in 1995 and .4% for the nine months ended December 31, 1996 compared to .7% for the same period in 1995. Earnings per share were $.21 for the quarter ended December 31, 1996 and $.24 for the nine months ended December 31, 1996.

     Classic Bancshares' assets increased 94.3% to $128.4 million at December 31, 1996 from $66.1 million at March 31, 1996. The primary factor in this growth was the acquisition of First Paintsville Bancshares, Inc., the bank holding company for the First National Bank of Paintsville, completed on September 30, 1996. The acquisition was accounted for under the purchase method of accounting. As a result, assets and liabilities are consolidated as of the balance sheet date and earnings are consolidated as of the date of acquisition. Therefore, the earnings of the First National Bank of Paintsville are reflected for the three months ended December 31, 1996. In connection with the acquisition, the Company recorded $3.1 million in goodwill. Deposits increased 110.8%, from $46.2 million at March 31, 1996 to $97.4 million at December 31, 1996 as a result of the acquisition. The Company assumed $700,000 in long-term debt also as a result of the acquisition. Non-performing assets remained at .9% of total assets at March 31, 1996 and December 31, 1996.

     President and Chief Executive Officer, David B. Barbour, stated that
"the current quarter reflects the earnings of our recent acquisition, the First National Bank of Paintsville. Earnings and earnings per share were positively impacted as a result of the inclusion of First National's earnings. First National will continue to provide Classic with the higher bank earnings that supplement the lower thrift earnings of Ashland Federal as Ashland Federal continues to make the transition to a commercial bank structure. We will continue to strive to increase our net interest margin by increasing loan yields through the diversification of our loan portfolio in commercial and consumer lending activities, as well as decreasing our cost of interest bearing liabilities through the offering of a wide range of transaction oriented deposit products. We anticipate continued improvement in our non-interest expense through the reduction of SAIF premiums for Ashland Federal and the consolidation of data processing and other corporate functions as a result of our acquisition of First National Bank. We remain focused on driving our efficiency ratio below the 50% level in future quarters."

     Net interest income was $2.3 million for the nine months ended December 31, 1996 as compared to $1.0 million for the same period of 1995. Net interest income for the quarter ended December 31, 1996 was $1.2 million compared to $389,000 for the same period in 1995. The increase in net interest income resulted from the inclusion of First National's earnings, as well as, an increase in loan volume and higher yielding loans and a decrease

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in higher cost deposits.  The net interest margin was 3.8% for the nine months ended December 31, 1996 as compared to 2.2% for the nine months ended December 31, 1995 and 4.0% for the quarter ended December 31, 1996 as compared to 2.5% for the quarter ended December 31, 1995.

     Total non-interest expense for the nine months ended December 31, 1996 was $1.9 million compared to $778,000 for the same period in 1995. The increase resulted primarily from a one-time SAIF assessment of $316,000 and restructuring costs of $100,000. The remainder of the increase resulted from costs associated with the introduction of new product offerings, increased costs relative to operation of a public company, additional staffing and increased personnel costs from employee benefit plans and the inclusion of First National's expenses for the three month period ended December 31, 1996.

     Stockholders' equity was $19.2 million at December 31, 1996 as compared to $19.5 million at March 31, 1996. The decrease in equity was the result of the purchase of shares for the Company's Recognition and Retention Plan. The book value per share was $15.73 at December 31, 1996.

     Classic Bancshares, Inc. has announced that the Company will pay a quarterly cash dividend of $.07 per share, an increase of $.01 per share of 16.7% over the previous quarterly dividend. The dividend will be payable on February 17, 1997 to shareholders of record on February 1, 1997.

     Classic Bancshares, Inc. also announced that the Company has filed a notice with the Office of Thrift Supervision (the "OTS") to repurchase approximately 5% of its outstanding shares of common stock in the open market over a six-month period. Subject to approval by the OTS, the shares will be purchased at prevailing market prices from time to time depending upon market conditions.

     Barbour indicated that the Board of Directors believes the repurchase program is in the best interest of the Company and its stockholders in view of the current price level of the Company's common stock and strong capital position of the Company. He stated that, "We believe that the purchase of our shares is an attractive investment opportunity which will benefit the Company and its stockholders." The repurchased shares will be used for general corporate purposes, including the issuance of shares in connection with the exercise of stock options.

     Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has two subsidiaries, Ashland Federal Savings Bank and First National Bank of Paintsville. Ashland Federal Savings Bank operates at 344 Seventeenth Street, Ashland, Kentucky while the First National Bank of Paintsville operates at 240 Main Street, Paintsville, Kentucky.

     When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
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     The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                     SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of Classic Bancshares, Inc. as of December 31, 1996 and March 31, 1996 and for the three and nine months ended December 31, 1996 and 1995.

                                            Dec. 31,           March 31,
Selected Financial Condition Data:            1996               1996
---------------------------------         ------------       -------------
                                                 (In Thousands)

Total Assets                                $128,361            $66,083
Cash and other interest bearing
 deposits with other financial
 institutions                                  6,638              7,106
Loans receivable, net                         79,805             43,722
Investment securities:
  Available for sale                          24,953             10,438
Mortgage-backed securities:
  Available for sale                           7,963              2,840
Goodwill                                       3,057                ---
Deposits                                      97,362             46,201
FHLB advances                                  4,500                ---
Stockholders' Equity, subject to
 certain restrictions                         19,151             19,500


                                   Three Months Ended       Nine Months Ended
                                      December 31,            December 31,
                                   -------------------    -------------------
Selected Operations Data:            1996       1995        1996        1995
------------------------           --------    -------    --------    -------
                                                  (In Thousands)

Total interest income               $2,341      $1,156     $4,733      $3,259
Total interest expense               1,190         767      2,464       2,231
                                    ------      ------     ------      ------
  Net interest income                1,151         389      2,269       1,028
Provision for loan losses               37          28         67         143
                                    ------      ------     ------      ------
  Net interest income after
   provision for losses on loans     1,114         361      2,202         885
                                    ------      ------     ------      ------
Fees and service charges                61          12         66          33
Gain on sale of mortgage-backed
 securities                              1         109          1          46
Gain (loss) on sale of investment
 securities                              7         (17)         7         (17)
Other noninterest income                36           2         40          16
                                    ------      ------     ------      ------
  Total noninterest income             105         106        114          78
  SAIF assessment                      ---         ---        316         ---
  Other noninterest expense            822         259      1,611         778
                                    ------      ------     ------      ------
Income before income taxes             397         208        389         185
Income tax expense (benefit)           139          45         97          (5)
                                    ------      ------     ------      ------
 Net income                         $  258      $  163     $  292      $  190
                                    ======      ======     ======      ======

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                                      At of for the          At or for the
                                   Three Months Ended       Nine Months Ended
                                      December 31,            December 31,
                                   -------------------    -------------------
                                     1996       1995        1996        1995
                                   --------    -------    --------    -------


Other Data:
----------

Return on average assets (ratio
 of net income to total
 average assets)*                      .8%         .3%        .4%         .7%
Net interest margin**                 4.0         2.5        3.8         2.2
Non-performing assets to total
 assets                               0.9         0.5        0.9         0.5
Allowance for loan losses to
 non-performing loans               102.5        77.2      102.5        77.2
Equity to total assets at end
 of period                           14.9        28.8       14.9        28.8
Efficiency ratio***                  62.3%       39.3%      79.9%       68.1%
Number of full service offices        3           1          3           1

---------------

*    Annualized
**   Net interest income annualized divided by average-earning assets.
*** Non-interest expenses minus non-interest income divided by net interest income.


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